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               SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549


                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                  Date of Report: May 15, 1996

   Chemical Master Credit Card Trust I (with respect to Series
   1995-1, Series 1995-2, Series 1995-3, Series 1995-4, Series
                    1996-1 and Series 1996-2)
       (Exact Name of Registrant as Specified in Charter)

     New York            33-94190            13-4994650
(State or Other          (Commission         IRS Employer
Jurisdiction             File Number)   Identification No.)
of Incorporation)


270 Park Avenue, New York, New York          10017
(Address of Principal Executive Officer)     (Zip Code)

Registrant s telephone number, including area code
(212) 270-6000

_________________________________________________________
(Former Name or Former Address, if Changed Since Last
Report)

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Item 5.     Other Events.

     As of March 31, 1996, Chemical Bank (the Bank ) changed its accounting for charge-offs to align its policy with that of The Chase Manhattan Bank (USA). Chemical will charge off an account during the billing cycle immediately following the cycle in which such account became one hundred fifty (150) days delinquent. The Banks prior policy was to charge off an account during the billing cycle immediately following the cycle in which such account became one hundred eighty (180) days delinquent.

     As a result of this change in policy, approximately two months of charge-offs have been recorded in the April 1996 monthly reporting period for Chemical Master Credit Card Trust I ( CHEMT ). Gross charge-offs for CHEMT after the policy change are expected to experience a one time increase, as a result of the change in policy and other factors, to approximately 11.8% in April 1996.
Approximately 40% of this number is attributable to the acceleration of charge-offs due to the accounting policy change. Because the CHEMT portfolio is only a portion of the managed portfolio of The Chase Manhattan Corporation (the Corporation ), actual delinquency and loss experience with respect to the receivables comprising the CHEMT portfolio will differ from the reported delinquency and loss experience of the entire portfolio of credit card receivables managed by the Corporation.

     While projected excess spread for the six issuances outstanding for CHEMT (Series 1995-1; Series 1995-2; Series
1995-3; Series 1995-4; Series 1996-1;  Series 1996-2) is
expected to drop below zero in April 1996, 3 month average excess spread in April will remain positive. It is the opinion of the Bank as Servicer that since this one month drop in excess spread is related to the implementation of the policy change, there is no increased risk of early amortization of any series.

     The forward-looking statements contained in this release are subject to risks and uncertainties. The actual results for gross charge-offs and excess spread for CHEMT following the change in accounting policy described above may differ materially from those set forth in such forward-looking statements. Reference is made to the Registration Statement under the Securities Act of 1933 filed with the Securities and Exchange Commission by the Bank on behalf of CHEMT and the reports filed with such commission for a discussion of factors that may cause such difference to occur.

Item 7.  Exhibits.
         None.
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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                              By: Chemical Bank, as Servicer

Date: May 15, 1996            By: /s/Richard L. Craig
                                     (Signature)